AGREEMENT AND PLAN OF SHARE EXCHANGE

by and among

Vulcain, Inc.,

a Washington corporation

and

the Shareholders of

Vulcain, Inc. listed herein,

on the one hand;

and

Traccom, Inc.,

a Delaware corporation

November 13, 2024

AGREEMENT AND PLAN OF SHARE EXCHANGE

This Agreement and Plan of Share Exchange, dated as of November 13, 2024 (this “Agreement”), is made and entered into by and among Vulcain, Inc., a Washington corporation (“Vulcain”), and the shareholders of Vulcain listed on Schedule I attached hereto (each, a “Vulcain Shareholder”, and collectively, the “Vulcain Shareholders”), on the one hand; and Traccom, Inc., a Delaware corporation (“TRCC”), on the other hand.

RECITALS

WHEREAS, the board of directors of TRCC has adopted resolutions approving and adopting the share exchange described in this Agreement (the “Exchange”) upon the terms and conditions set forth herein;

WHEREAS, each Vulcain Shareholder owns the number of shares of Vulcain set forth opposite such Vulcain Shareholder’s name in Column I on Schedule I attached hereto (collectively, the “Vulcain Shares”), in total comprising 100% of the issued and outstanding shares of Vulcain;

WHEREAS, the Vulcain Shareholders own 100% of the issued and outstanding shares of Vulcain and the Vulcain Shareholders desire to exchange their respective Vulcain Shares for the TRCC Shares (defined below), pursuant to the terms and conditions of this Agreement;

WHEREAS, TRCC will enter into this Agreement for the purpose of evidencing its consent to the consummation of the Exchange and for the purpose of making certain representations, warranties, covenants and agreements;

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

THE PURCHASE AND EXCHANGE

1.1Exchange of Shares.  Upon the terms and subject to the conditions hereof, at the Closing the Vulcain Shareholders will sell, convey, assign, transfer and deliver to TRCC stock certificates representing the Vulcain Shares, and TRCC will issue to each Vulcain Shareholder, in exchange for such Vulcain Shareholder’s pro rata portion of the Vulcain Shares, one or more stock certificates representing the number of shares of TRCC Common Stock, par value $.00025 per share ( “Common Stock”), set forth opposite such Vulcain Shareholder’s name in Column II on Schedule I attached hereto (collectively, the “TRCC Shares”).  The aggregate number of TRCC Shares to be issued to the Vulcain Shareholders will equal 117,813,681 shares of Common Stock.

1.2Closing. The closing of the Exchange (the “Closing”) shall take place on the date when all of the closing conditions set forth in Article 6 of this Agreement are either satisfied or waived, or on such other date as may be mutually agreed upon by the parties (the “Closing Date”).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF VULCAIN

The Chairman of the Board of Directors and the Chief Executive Officer of Vulcain hereby represent and warrant on behalf of Vulcain to TRCC as follows:

2.1Organization. Vulcain is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, is qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business requires such qualification, and has the requisite power to carry on its business as now conducted.  Each of Vulcain’s wholly-owned subsidiaries, Artlog Inc., a Massachusetts company (“Artlog”) and Vulcain Pte Ltd, a Singapore registered company, (“Vulcain Pte,” together with Artlog referred to individually as a “Subsidiary” and collectively as the “Subsidiaries”), are duly organized, validly existing and in good standing under the laws of their respective jurisdictions, are qualified to conduct business and are in good standing under the laws of each jurisdiction in which the nature of their respective businesses requires such qualification, and each have the requisite power to carry on their business as now conducted.

2.2Capitalization of the Company. As of immediately prior to the Closing, the outstanding shares of common stock, no par value per share, of Vulcain shall consist solely of the Vulcain Shares being sold to TRCC set forth as the “Total” in Column II on Schedule I attached hereto.  The Vulcain Shares are validly issued, fully paid and non-assessable. As of the Closing, there are no outstanding or authorized options, warrants, rights, convertible securities or debt, or any other classes of stock or other securities of Vulcain, or any agreements or commitments to which Vulcain or any of the Vulcain Shareholders is a party or which are binding upon Vulcain or any of the Vulcain Shareholders providing for the issuance or redemption of any of the Vulcain Shares.

2.3Certain Corporate Matters. Vulcain and each of its Subsidiaries are each duly qualified to do business as a corporation and are in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on Vulcain 's, or its Subsidiary’s, financial condition, results of operations or business. Each of Vulcain and its Subsidiaries have full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

2.4Authority Relative to this Agreement. Vulcain has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Vulcain and the consummation by Vulcain of the transactions contemplated hereby have been duly authorized by the board of directors of Vulcain and no other actions on the part of Vulcain are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Vulcain and constitutes a valid and binding agreement of Vulcain, enforceable against Vulcain in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

2.5Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and state securities laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by Vulcain of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Vulcain nor the consummation by Vulcain of the transactions contemplated hereby, nor compliance by Vulcain with any of the provisions hereof, will (i) conflict with or result in any breach of any provisions of the charter or bylaws of Vulcain, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Vulcain is a party or by which it or any of its properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Vulcain, or any of its properties or assets, except in the case of clauses (ii) and (iii) for violations, breaches or defaults which are not individually or in the aggregate material to Vulcain.

2.6Financial Statements.

(a)Vulcain has provided TRCC with a copy of the unaudited consolidated balance sheet as of December 31, 2023 and 2022, and the related consolidated statements of operations, stockholders’ equity and cash flows for the two fiscal years then ended (collectively, “Vulcain’s Unaudited Financials”).

(b)Vulcain’s Unaudited Financials  (i) are in accordance with the books and records of Vulcain, (ii) are correct and complete in all material respects, (iii) fairly present the financial position and results of operations of Vulcain as of the dates indicated, and (iv) are prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) (except that (x) unaudited financial statements may not be in accordance with GAAP because of the absence of footnotes normally contained therein, and (y) the interim unaudited condensed financial statements included herein include all adjustments, all of which are of a normal recurring nature, necessary for a fair presentation of the results of operations for the interim periods presented).

2.7Tax Matters.

(a)Vulcain has filed on a timely basis all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes that it was required to file (collectively, “Tax Returns”), and all Tax Returns were complete and adequate in all material respects.  “Taxes” means all taxes or levies or other similar assessments or liabilities in the nature of a tax, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

(b)Vulcain has paid on a timely basis, or adequately reserved against in Vulcain’s Financial Statements, all material Taxes due, or claimed by any taxing authority to be due, from or with respect to them.

(c)No examination or audit of any Tax Return of Vulcain by any governmental entity is currently in progress or, to the knowledge of Vulcain, threatened or contemplated, Vulcain has not been informed by any jurisdiction that the jurisdiction believes that Vulcain was required to file any Tax Return that was not filed, and no material Tax issue has been raised, and no material adjustment has been proposed or is pending, by any governmental entity or taxing authority in connection with any of Vulcain’s Tax Returns.

(d)No waiver or extension of any statute of limitations as to any material Tax matter has been given by or requested of Vulcain.

2.8Employees. Vulcain does not owe any compensation of any kind, deferred or otherwise, to any current or previous employees.  Vulcain does not have a written or oral employment agreement with any officer or director of Vulcain, except for Gregory Duffell. Vulcain is not a party to or bound by any collective bargaining agreement.

2.9Insurance. Vulcain does not have any insurance policies in effect nor are there any claims, actual or potential, which may be made against them. All insurance policies listed on Schedule 2.9 are fully in force.

2.10Contracts. Vulcain does not have any material contracts, leases, arrangements or commitments (whether oral or written) and is not a party to or bound by or affected by any contract, lease, arrangement or commitment (whether oral or written) relating to: (i) the employment of any person; (ii) collective bargaining with, or any representation of any employees by, any labor union or association; (iii) the acquisition of services, supplies, equipment or other personal property; (iv) the purchase or sale of real property; (v) distribution, agency or construction; (vi) lease of real or personal property as lessor or lessee or sublessor or sublessee; (vii) lending or advancing of funds; (viii) borrowing of funds or receipt of credit; (ix) incurring any obligation or liability; or (x) the sale of personal property.

2.11Books and Records. The books and records of Vulcain delivered to TRCC prior to the Closing fully and fairly reflect the transactions to which Vulcain is a party or by which its properties are bound.

2.12Questionable Payments. Neither Vulcain, nor any employee, agent, representative or any other person acting on behalf of Vulcain has, (i) directly or indirectly, made any bribes, kickbacks, illegal payments or unlawful contributions in connection with foreign or domestic political activity using Vulcain’s funds, (ii) or made any payments from Vulcain's funds to foreign or domestic governmental officials or employees, or to any foreign or domestic political parties or campaigns (iii) failed to disclose fully any contribution made by Vulcain (or anyone acting on Vulcain’s behalf of which Vulcain was aware) which is in violation of the law, (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (v) made any payments to employees subject to Internal Revenue Code Section 280G.

2.13Intellectual Property.To Vulcain’s knowledge, Vulcain is not infringing, and has never infringed, upon the intellectual property or proprietary rights of any other person, corporation or other entity.  There are no claims pending or, to Vulcain’s knowledge, any claims threatened alleging that Vulcain is currently infringing upon, using in an unauthorized manner, or violating any trademarks, trade names, service marks, patents, copyrights or other proprietary rights of any person, corporation or other entity, and Vulcain is unaware of any facts which would form a reasonable basis for any such claim.  Vulcain is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement or contract relating to intellectual property.

2.14Litigation. Vulcain is not subject to any judgment or order of any court or quasi-judicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against Vulcain. Vulcain is not a plaintiff in any action, domestic or foreign, judicial or administrative. Except as set forth on Schedule 2.14, there are no existing actions, suits, proceedings against or investigations of Vulcain, and Vulcain knows of no basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting Vulcain or to which Vulcain is a party.

2.15Legal Compliance. To the best knowledge of Vulcain, after due investigation, no claim has been filed against Vulcain alleging a violation of any applicable laws or regulations of foreign, federal, state and local governments and all agencies thereof. Vulcain holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of its business as presently conducted.

2.16Disclosure. The representations and warranties and statements of fact made by Vulcain in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

OF THE VULCAIN SHAREHOLDERS

The Vulcain Shareholders hereby represent and warrant to TRCC as follows:

3.1Ownership of the Vulcain Shares.  Each Vulcain Shareholder owns, beneficially and of record, good and marketable title to the Vulcain Shares set forth opposite such Vulcain Shareholder’s name in Column I on Schedule I attached hereto, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options or stockholders' agreements. Each Vulcain Shareholder represents that such person has no right or claims whatsoever to any Vulcain Shares, other than the shares listed opposite such Vulcain Shareholder’s name in Column I on Schedule I.  At the Closing, the Vulcain Shareholders will convey to TRCC good and marketable title to the Vulcain Shares, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, stockholders' agreements or restrictions.

3.2Authority Relative to this Agreement.  This Agreement has been duly and validly executed and delivered by each Vulcain Shareholder and constitutes a valid and binding agreement of each Vulcain Shareholder, enforceable against each Vulcain Shareholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

3.3Restricted Securities. Each Vulcain Shareholder acknowledges that the TRCC Shares will not be registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities laws, that the TRCC Shares will be characterized as "restricted securities" under federal securities laws, and that under such laws and applicable regulations the TRCC Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.  In this regard, each Vulcain Shareholder is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

3.4Legend. Each Vulcain Shareholder acknowledges that the certificate(s) representing such Vulcain Shareholder’s pro rata portion of the TRCC Shares shall be conspicuously set forth on the face or back thereof a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF

TRCC

The Chairman of the Board of Directors and the Chief Executive Officer of TRCC hereby represent and warrant to Vulcain and the Vulcain Shareholders as follows:

4.1Organization. TRCC is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as now conducted.

4.2Capitalization. TRCC's authorized capital stock consists of: (i) 500,000,000 shares of Common Stock par value $0.00025 (“Common Stock”), of which 4,207,138 shares of Common Stock are issued and outstanding, and (ii) 50,000,000 shares of preferred stock par value $0.00025 (“Preferred Stock” and, together with the Common Stock, “Capital Stock”), of which 424,633 shares of Series A Preferred Stock are issued and outstanding.  Immediately prior to the Closing, TRCC shall have no more than 4,207,138 issued and outstanding shares of Common Stock and 424,633 issued and outstanding shares of Preferred Stock prior to the issuance of the TRCC Shares pursuant to the terms of this Agreement.  TRCC’s Equity Incentive Plan for the issuance of up to 600,000 shares has been approved by the TRCC board of directors and shareholders (the “TRCC Compensation Plan”); there are no options issued under the TRCC Compensation Plan as of the date hereof.  All issued and outstanding shares of TRCC Capital Stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. When issued, the TRCC Shares will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.  There are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which TRCC is a party or which are binding upon TRCC providing for the issuance by TRCC or transfer by TRCC of additional shares of TRCC's Capital Stock and TRCC has not reserved any shares of its Capital Stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments to issue Capital Stock of TRCC.  To TRCC’s knowledge, there are no voting trusts or any other agreements or understandings with respect to the voting of TRCC's Capital Stock.  To TRCC’s knowledge, there are no obligations of TRCC to repurchase, redeem or otherwise re-acquire any shares of its Capital Stock as of the Closing.  TRCC does not have any outstanding obligations to register any of its shares of Capital Stock with the United States Securities and Exchange Commission (the “SEC”).

4.3Certain Corporate Matters. TRCC has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it. TRCC has delivered to Vulcain true, accurate and complete copies of its certificate of incorporation and bylaws, which reflect all restatements of and amendments made thereto at any time prior to the date of this Agreement. The records of meetings of the stockholders and board of directors of TRCC are complete and correct in all material respects.  TRCC is not in default under or in violation of any provision of its certificate of incorporation or bylaws in any material respect.  TRCC is not in any material default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject.

4.4Authority Relative to this Agreement.  TRCC has the requisite power and authority to enter into this Agreement and carry out its respective obligations hereunder.  The execution, delivery and performance of this Agreement by TRCC and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of TRCC and no other actions on the part of TRCC are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by TRCC and constitutes a valid and binding obligation of TRCC, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

4.5Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by TRCC of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by TRCC nor the consummation by TRCC of the transactions contemplated hereby, nor compliance by TRCC with any of the provisions hereof, will (i) conflict with or result in any breach of any provisions of the certificate of incorporation or bylaws of TRCC, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which TRCC is a party or by which it or any of its properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to TRCC, or any of their respective properties or assets, except in the case of clauses (ii) and (iii) for violations, breaches or defaults which are not in the aggregate material to TRCC taken as a whole.

4.6SEC Documents.  TRCC hereby makes reference to the following documents filed with the SEC, as posted on the SEC’s website, www.sec.gov: (collectively, the “SEC Documents”): (i) Annual Report on Form 1-K for the year ended December 31, 2023; and (ii) Semi-Annual Report on Form 1-SA for the period ended June 30, 2024. To TRCC’s knowledge the SEC Documents constitute all of the annual and semi-annual reports that TRCC was required to file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”) and the rules and regulations promulgated thereunder by the SEC for the year ended December 31, 2023 and the six months ended June 30, 2024, respectively.  To TRCC’s knowledge, as of the filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and/or the Exchange Act, as the case may require, and the rules and regulations promulgated thereunder and none of the SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.7Books and Records. The books and records of TRCC delivered to Vulcain prior to the Closing fully and fairly reflect the transactions to which TRCC is a party or by which its properties are bound.

4.8Questionable Payments. To TRCC’s knowledge, neither TRCC, nor any employee, agent or representative of TRCC has, directly or indirectly, made any bribes, kickbacks, illegal payments or illegal political contributions using Company funds or made any payments from TRCC's funds to governmental officials for improper purposes or made any illegal payments from TRCC's funds to obtain or retain business.

4.9Intellectual Property. TRCC does not own or use any trademarks, trade names, service marks, patents, copyrights or any applications with respect thereto.  TRCC has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of TRCC infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no such proceedings have been instituted, are pending or are threatened against TRCC.

4.10Insurance. TRCC does not have any insurance policies in effect.

4.11Contracts.  TRCC does not have any material contracts, leases, arrangements or commitments (whether oral or written).  TRCC is not a party to or bound by or affected by any contract, lease, arrangement or commitment (whether oral or written) relating to: (i) the employment of any person; (ii) collective bargaining with, or any representation of any employees by, any labor union or association; (iii) the acquisition of services, supplies, equipment or other personal property; (iv) the purchase or sale of real property; (v) distribution, agency or construction; (vi) lease of real or personal property as lessor or lessee or sublessor or sublessee; (vii) lending or advancing of funds; (viii) borrowing of funds or receipt of credit; (ix) incurring any obligation or liability; or (x) the sale of personal property.

4.12Litigation.  TRCC is not subject to any judgment or order of any court or quasi-judicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against TRCC.  TRCC is not a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings against or investigations of TRCC, and TRCC knows of no basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting TRCC or to which TRCC is a party.

4.13Employees.  TRCC does not owe any compensation of any kind, deferred or otherwise, to any current or previous employees.  TRCC does not have a written or oral employment agreement with any officer or director of TRCC.  TRCC is not a party to or bound by any collective bargaining agreement.  There are no loans or other obligations payable or owing by TRCC to any stockholder, officer, director or employee of TRCC, nor are there any loans or debts payable or owing by any of such persons to TRCC or any guarantees by TRCC of any loan or obligation of any nature to which any such person is a party.

4.14Legal Compliance. To the best knowledge of TRCC, after due investigation, no claim has been filed against TRCC alleging a violation of any applicable laws or regulations of foreign, federal, state and local governments and all agencies thereof. TRCC holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for its business as presently conducted.

4.15Subsidiaries and Investments.  Other than as a result of the Exchange transaction provided for herein, TRCC does not own any capital stock or have any interest of any kind whatsoever in any corporation, partnership, or other form of business organization.

4.16Broker's Fees. Neither TRCC, nor anyone on its behalf, has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder’s fees or commissions,

or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement.

4.17Listing and Maintenance Requirements.  TRCC’s Common Stock is currently quoted on the OTC Pink Market.  TRCC has not, since the date its Common Stock began trading on the OTC Pink Market, received any notice from OTC Markets or FINRA or any trading market on which TRCC’s Common Stock is or has been listed or quoted to the effect that TRCC is not in compliance with the quoting, listing or maintenance requirements of the OTC Pink Market or such other trading market.  TRCC is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such quoting, listing and maintenance requirements.

4.18Application of Takeover Protections.  TRCC and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under TRCC's certificate of incorporation or the laws of its state of incorporation that is or could become applicable to Vulcain or the Vulcain Shareholders as a result of the Exchange or the exercise of any rights by Vulcain or the Vulcain Shareholders pursuant to this Agreement.

4.19No SEC or FINRA Inquiries.  To TRCC’s knowledge, neither TRCC nor any of its officers or directors is, or has ever been, the subject of any formal or informal inquiry or investigation by the SEC or FINRA.

4.20Depository Trust Company Notifications.  TRCC has not received any notification from the Depository Trust Company (“DTC”) indicating that DTC intends to either: (i) limit any services available for TRCC’s Common Stock on deposit at DTC, or (ii) place a complete restriction on all DTC services for TRCC’s Common Stock on deposit at DTC.

4.21Disclosure.  The representations and warranties and statements of fact made by TRCC in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 5

COVENANTS AND AGREEMENTS OF THE PARTIES

EFFECTIVE PRIOR TO CLOSING

5.1Corporate Examinations and Investigations.  Prior to the Closing, each party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of Vulcain and TRCC as each party may request.  In order that each party may have the full opportunity to do so, Vulcain and TRCC shall furnish each party and its representatives during such period with all such information concerning the affairs of Vulcain or TRCC as each party or its representatives may reasonably request and cause Vulcain or TRCC and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each party's representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each party or its representatives.  Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at each party's premises, with copies thereof to be provided to each party or its representatives upon request.

5.2Cooperation; Consents.  Prior to the Closing, each party shall cooperate with the other parties to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or the license or permit from which is required for the consummation of the Exchange and (ii) provide to the other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

5.3Conduct of Business.  Subject to the provisions hereof, from the date hereof through the Closing, each party hereto shall (i) conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing as if made at and as of the Closing and (ii) not enter into any material transactions or incur any material liability not required or specifically contemplated hereby, without first obtaining the written consent of Vulcain and the Vulcain Shareholders on the one hand and TRCC on the other hand.  Without the prior written consent of Vulcain, the Vulcain Shareholders or TRCC, except as required or specifically contemplated hereby, each party shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue in any material respect as of the Closing.

5.4Litigation.  From the date hereof through the Closing, each party hereto shall promptly notify the representative of the other parties of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, manager, employee, consultant, agent, member or shareholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or prospects of such party or any of its subsidiaries.

5.5Notice of Default.  From the date hereof through the Closing, each party hereto shall give to the representative of the other party or parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of each such party's representations or warranties herein.

ARTICLE 6

CONDITIONS TO CLOSING

6.1Conditions to Obligations of Vulcain and the Vulcain Shareholders.  The obligations of Vulcain and the Vulcain Shareholders under this Agreement shall be subject to each of the following conditions:

(a)Closing Deliveries.  At the Closing, TRCC shall have delivered or caused to be delivered to Vulcain the following:

(i)resolutions duly adopted by the board of directors of TRCC authorizing and approving the Exchange and the execution, delivery and performance of this Agreement;

(ii)written resignation of Joe Morgan and Harry Steck as officers of TRCC immediately prior to, and conditioned upon, the Closing;

(iii)resolutions duly adopted by the board of directors of TRCC electing the following individuals to the positions with TRCC listed opposite their names below to be effective and conditioned upon the Closing:

Gregory Duffell	Chief Executive Officer, President, Chief Financial Officer and Secretary;
Robert Whitehair	Chief Knowledge Officer

(iv)resolutions duly adopted by the board of directors of TRCC duly appointing the following persons to serve as members of TRCC’s board of directors to be effective and conditioned upon the Closing: Gregory Duffell, Robert Whitehair, and Peter Stockmann;

(v)written resignation of Joe Morgan as a director of TRCC immediately prior to, and conditioned upon, the Closing and after the appointment of the directors listed in 6.1(a)(iv) above;

(vi)the TRCC Shares in accordance with Schedule I hereto;

(vii)a certified copy of the amended certificate of incorporation from the Secretary of State of the State of Delaware, pursuant to which TRCC’s authorized shares of Common Stock has been increased to 500,000,000 shares and 50,000,000 shares of blank check preferred stock has been authorized, of which 425,000 shall be designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”) which shall have terms and conditions mutually agreed to between the Parties;

(viii)on the Closing Date, TRCC shall have converted all of its convertible instruments, debts, notes, and other liabilities (as listed on Schedule 6.1(a)(viii) hereto) into shares of its Common Stock, Series A Preferred Stock, or have otherwise paid off any such debt;

(ix)TRCC is current in all payments due to OTC Markets for the quotation of its securities on the OTC Pink Market;

(x)all corporate records, agreements, seals and any other information reasonably requested by Vulcain’s representatives with respect to TRCC; and

(xi)such other documents as Vulcain or the Vulcain Shareholders may reasonably request in connection with the transactions contemplated hereby.

(b)Representations and Warranties to be True.  The representations and warranties of TRCC herein contained shall be true in all material respects at the Closing with the same effect as though made at such time.  TRCC shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c)SEC Filings.  At the Closing, TRCC will be current in all SEC filings required by it to be filed.

(d)OTC Pink Market Trading.  TRCC’s Common Stock shall remain quoted and eligible for trading on the OTC Pink Market.

6.2Conditions to Obligations of TRCC. The obligations of TRCC under this Agreement shall be subject to each of the following conditions:

(a)Closing Deliveries. On the Closing Date, Vulcain or the Vulcain Shareholders shall have delivered to TRCC the following:

(i)certificates representing the Vulcain Shares, which upon each Vulcain Shareholder’s signature hereto shall act as their endorsement and agreement to transfer their respective Vulcain Shares to TRCC pursuant to the terms of this Agreement;

(ii)this Agreement be duly executed by Vulcain and the Vulcain Shareholders;

(iii)resolutions duly adopted by the board of directors of Vulcain authorizing and approving the Exchange and the execution, delivery, and performance of this Agreement;

(iv)all necessary third-party consents from lenders, creditors, vendors, lessors, employees, etc. of Vulcain assenting or waiving any objections they may have to the execution, delivery, and performance of this Agreement; and

(v)such other documents as TRCC may reasonably request in connection with the transactions contemplated hereby.

(b)Representations and Warranties to be True.  The representations and warranties of Vulcain and the Vulcain Shareholders herein contained shall be true in all material respects at the Closing with the same effect as though made at such time.  Vulcain and the Vulcain Shareholders shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

ARTICLE 7

Intentionally Left Blank.

ARTICLE 8
INDEMNIFICATION AND RELATED MATTERS

8.1Survival of Representations and Warranties.  The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement, including any disclosure schedule, shall survive until twelve (12) months after the Closing Date (except with respect to Taxes, which shall survive for the applicable statute of limitations plus 90 days, and covenants that by their terms survive for a longer period). The right to any remedy based upon such representations and warranties shall not be affected by any investigation conducted with respect to, or any knowledge acquired at any time, whether before or after execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of any such representation or warranty.

8.2Indemnification.

(a) TRCC shall indemnify and hold the Vulcain Shareholders harmless for, from and against any and all liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) (collectively, “Losses”) to which the Vulcain Shareholders may become subject resulting from or arising out of any breach of a representation, warranty or covenant made by TRCC as set forth herein.

(b) The Vulcain Shareholders shall indemnify and hold TRCC and TRCC’s officers and directors (“TRCC’s Representatives”) harmless for, from and against any and all Losses to which TRCC or TRCC’s Representatives may become subject resulting from or arising out of any breach of a representation, warranty or covenant made by Vulcain or the Vulcain Shareholders as set forth herein.

8.3Notice of Indemnification.  Promptly after the receipt by any indemnified party (the “Indemnitee”) of notice of the commencement of any action or proceeding against such Indemnitee, such Indemnitee shall, if a claim with respect thereto is or may be made against any indemnifying party (the “Indemnifying Party”) pursuant to this Article 8, give such Indemnifying Party written notice of the commencement of such action or proceeding and give such Indemnifying Party a copy of such claim and/or process and all legal pleadings in connection therewith. The failure to give such notice shall not relieve any Indemnifying Party of any of its indemnification obligations contained in this Article 8, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. Such Indemnifying Party shall have, upon request within thirty (30) days after receipt of such notice, but not in any event after the settlement or compromise of such claim, the right to defend, at its own expense and by its own counsel reasonably acceptable to the Indemnitee, any such matter involving the asserted liability of the Indemnitee; provided, however, that if the Indemnitee determines that there is a reasonable probability that a claim may materially and adversely affect it, other than solely as a result of money payments required to be reimbursed in full by such Indemnifying Party under this Article 8 or if a conflict of interest exists between Indemnitee and the Indemnifying Party, the Indemnitee shall have the right to defend, compromise or settle such claim or suit; and, provided, further, that such settlement or compromise shall not, unless consented to in writing by such Indemnifying Party, which shall not be unreasonably withheld, be conclusive as to the liability of such Indemnifying Party to the Indemnitee. In any event, the Indemnitee, such Indemnifying Party and its counsel shall cooperate in the defense against, or compromise of, any such asserted liability, and in cases where the Indemnifying Party shall have assumed the defense, the Indemnitee shall have the right to participate in the defense of such asserted liability at the Indemnitee’s own expense. In the event that such Indemnifying Party shall decline to participate in or assume the defense of such action, prior to paying or settling any claim against which such Indemnifying Party is, or may be, obligated under this Article 8 to indemnify an Indemnitee, the Indemnitee shall first supply such Indemnifying Party with a copy of a final court judgment or decree holding the Indemnitee liable on such claim or, failing such judgment or decree, the terms and conditions of the settlement or compromise of such claim. An Indemnitee’s failure to supply such final court judgment or decree or the terms and conditions of a settlement or compromise to such Indemnifying Party shall not relieve such Indemnifying Party of any of its indemnification obligations contained in this Article 8, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. If the Indemnifying Party is defending the claim as set forth above, the Indemnifying Party shall have the right to settle the claim only with the consent of the Indemnitee.

8.4Limitations on Indemnification. The Indemnitees hereunder explicitly agree (i) that they shall bring no claims where the Losses are not reasonably expected to exceed $10,000 (Ten Thousand Dollars even), (ii) that the Indemnifying Party shall be entitled to fully and finally satisfy any claim hereunder using the shares of the Indemnifying Party; and (iii) that in the event the shares of the Indemnifying Party are insufficient to satisfy any such claim the Indemnitees shall waive any deficiency and shall not seek monetary or other remedies to make themselves whole.

ARTICLE 9

GENERAL PROVISIONS

9.1Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed by registered or certified mail (postage prepaid and return receipt requested) to the party to whom the same is so delivered, sent or mailed at the addresses set forth on the signature page hereof (or at such other address for a party as shall be specified by like notice).

9.2Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

9.3Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party's anticipated benefits under this Agreement.

9.4Miscellaneous. This Agreement (together with all schedules, documents and instruments referred to herein): (i) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (ii) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (iii) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

9.5Separate Counsel. Each party hereby expressly acknowledges that it has been advised to seek its own separate legal counsel for advice with respect to this Agreement.

9.6Governing Law; Arbitration; Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Within 14 days after the commencement of arbitration, each party shall select one person to act as arbitrator and the two selected shall select a third arbitrator within 10 days of their appointment.  If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association.  The place of arbitration shall be Wilmington, Delaware.

9.7Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement.  This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile or email as a .pdf copy, which facsimile or email shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

9.8Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by TRCC, Vulcain and the Vulcain Shareholders.

9.9Parties in Interest: No Third-Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. This Agreement shall not be deemed to confer upon any person not a party hereto any rights or remedies hereunder.

9.10Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

9.11Expenses.  At or prior to the Closing, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

9.12 Recitals Incorporated.  The recitals of this Agreement are incorporated herein and made a part hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

VULCAIN INC.,

A Washington corporation

By: /s/ Gregory Duffell

Name:  Gregory Duffell

Title:  Chief Executive Officer

By: /s/ Peter Stockmann

Name:  Peter Stockman

Title:  Chairman

Address:

[SIGNATURE PAGES OF VULCAIN SHAREHOLDERS

AND TRCC FOLLOW]

[SIGNATURE PAGE OF VULCAIN SHAREHOLDERS]

SHAREHOLDER:

Signature:  ___________________________

Print Name:__________________________

Address:___________________________

Number of Vulcain Shares:______________

SHAREHOLDER:

Signature:  ___________________________

Print Name:__________________________

Address:_____________________________________

Number of Vulcain Shares:______________

SHAREHOLDER:

Signature:  ___________________________

Print Name:__________________________

Address:___________________________

Number of Vulcain Shares:______________

SHAREHOLDER:

Signature:  ___________________________

Print Name:__________________________

Address:____________________________

Number of Vulcain Shares:______________

SHAREHOLDER:

Signature:  ___________________________

Print Name:__________________________

Address:____________________________

Number of Vulcain Shares:______________

[SIGNATURE PAGE OF TRCC]

TRACCOM, INC.,
A Delaware corporation

By:  /s/ Harry Steck

Name:  Harry Steck

Title:  Chief Executive Officer

By:  /s/ Joe Morgan

Name:  Joe Morgan

Title:  Chairman

Address:2013 SkyCrest Dr. #4

Walnut Creek, CA 94595

SCHEDULE I

Exchange Ratio 1.1794996174
Shareholder Name	Column I Number of Vulcain Shares	Column II Number of TRCC Shares
	15,876,490	18,726,314
	2,487,719	2,934,264
	450,000	530,775
	1,127,500	1,329,886
	52,500	61,924
	6,667	7,864
	1,683,060	1,985,169
	537,500	633,981
	10,510,000	12,396,541
	9,386	11,071
	8,750	10,321
	45,650,000	53,844,158
	7,500	8,846
	1,350,000	1,592,324
	1,000	1,179
	10,000	11,795
	4,200	4,954
	4,167	4,915
	4,167	4,915
	5,000	5,897
	3,991	4,707
	1,472,000	1,736,223

	800	944
	11,110	13,104
	4,200	4,954
	1,000	1,179
	4,167	4,915
	50,000	58,975
	50,000	58,975
	50,000	58,975
	50,000	58,975
	50,000	58,975
	50,000	58,975
	50,000	58,975
	50,000	58,975
	10,000	11,795
	2,083	2,457
	5,000	5,897
	1,500,000	1,769,249
	1,000,000	1,179,500
	7,842,251	9,249,932
	7,842,251	9,249,932
Total Shares	99,884,458	117,813,681